Exhibit 10.58

1933 Milmont Drive

Milpitas, California 95035

P. 408.240.8300

F. 408.321.0293

www rackable.com

October 28, 2005

Ms. Madhu Ranganathan

Dear Madhu,

On behalf of Rackable Systems Inc., I am pleased to offer you the position of Vice President of Finance, reporting directly to the Chief Finance Officer & EVP of Operations.

This offer is conditioned upon our obtaining the following:

1.	Your signature and date on the enclosed copy of this letter, indicating your acceptance of this offer.

2.	Your signature and date on the enclosed Employee Proprietary Information and Inventions Agreement, which among other things requires that you have not thus far, and you will not during your employment with Rackable Systems., use or disclose to Rackable Systems any proprietary information or trade secrets of any former employer or other company nor have you or will you bring onto Rackable Systems’ premises any confidential or proprietary information of any former employer or other company unless such former employer or company has consented to such action in writing.

3.	Satisfactory results from any background and reference checks.

4.	Documentation verifying your identity and legal authority to work in the United States no later than three business days after the date you commence work. Enclosed is a list of Acceptable Documents that will be necessary for you to show proof of your employment eligibility.

Your initial compensation will include a base salary rate of $16,666.67 per month, (equal to $200,000 on an annualized basis) payable bi-weekly in accordance with the Company’s regular payroll practices. Your base salary will be subject to statutory deductions and withholdings.

You will participate in the Rackable MBO Bonus plan. You will be eligible for a quarterly bonus of up to $20,000 ($80,000 annual gross) based upon specific performance targets as set and agreed to by you and your manager. Your incentive compensation is not guaranteed and will be subject to statutory deductions and withholdings.

Madhu Ranganathan

November 3, 2005

It will be recommended to the Board of Directors to approve a grant for an option to purchase 125,000 shares of the Company’s common stock. The strike price of these options will be determined by the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Your options will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Your options shall only vest if you have been continuously employed by Rackable from the Start Date listed below through the applicable option vesting date (e.g., at the end of the first year of employment or the applicable monthly period thereafter as set forth in the next sentence). Under the vesting schedule, your option shares would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. Your options, if approved, shall be granted subject to all of the terms and conditions set forth in an option agreement prepared by Rackable. Any grant of stock options over time in no way alters the employment “at will” relationship described below.

Upon the occurrence of both (a) a change of control and (b) any one of the following within 12 months after a “change of control”, termination without cause, given a position of substantially lesser responsibility; or required to relocate to an office more than 30 miles from Rackable’s corporate offices (“COC Termination”), you will be eligible for a cash payment. Such cash payment shall be equal to the fair market value of all unvested option shares on the date of the occurrence of one of the events set forth in subsection (b) above less the exercise price for such unvested option shares. “Change of control” is defined as an exchange of more than 50% of Rackable’s equity securities in an acquisition.

In addition, in the event of a COC Termination, the Company shall provide the following benefits until the earlier of (a) six (6) months from the COC Termination date or (b) the date you commence full time employment (including self-employment and/or consulting work); (i) base salary; and (ii) payment of COBRA premiums for you and your dependents. Any such amounts will be payable at such times as such amounts would have been paid had you not been terminated.

Further, if your employment is terminated by the Company without cause, the Company shall provide the following benefits until the earlier of (a) three (3) months from the termination date or (b) the date you commence full time employment (including self-employment and/or consulting work): (i) base salary; and (ii) payment of COBRA premiums for you and your dependents. Any such amounts will be payable at such times as such amounts would have been paid had you not been terminated.

As a full-time employee, you will be eligible to participate in the Company’s benefit plans, including the medical, dental, vision, long-term disability and life insurance programs. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our employees and their families change. In addition, you will begin to earn thirteen days of Paid Time Off (4.0 hours accrued per pay period) in accordance with applicable Company policy. If you accept this offer of employment, you will be given a copy of Rackable Systems’ benefit plan documents which will describe more fully these and other benefits of your employment.

Employment with Rackable Systems is “at will.” This means that employment is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. The at will employment relationship also means that this employment offer, your job duties, title, responsibility, reporting level, compensation and benefits, as well as any other terms and conditions of employment (with the exception of the employment at will policy itself), may be modified or rescinded at any time in the sole discretion of Rackable Systems. This is the full and complete agreement between us on this term of your employment. Any contrary representations which may have been made or which may be made to you are superseded by this offer. Any modification of this term must be in writing and signed by you and the Company.

Madhu Ranganathan

November 3, 2005

Madhu, we are pleased that you are interested in Rackable Systems. As with all important decisions, however, you should make a decision concerning this offer based on your own independent investigation and judgment concerning Rackable Systems’ financial condition and future prospects. Any representations not contained in this letter, or contrary to those contained in this letter, which have been made to you are expressly superseded by this offer.

If you accept this offer, please return to me the signed and dated copy of this letter and the Employee Proprietary Information and Inventions Agreement. Unless you accept on or before October 31, 2005 this offer will expire.

Sincerely,

/s/ Jennifer L. Pratt
Jennifer L. Pratt
Sr. Director of Human Resources

Attachments:

Proprietary Information and Inventions Agreement

List of Acceptable Documents for 1-9 Form

CANDIDATE ACCEPTANCE

I accept the offer of employment with Rackable Systems pursuant to the terms and conditions set forth in this letter. I will start work on                         , 2005.

/s/ Madhu Ranganathan	November 3, 2005
Candidate’s Signature	Date